Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Host Hotels & Resorts, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-31352, 333-93157, 333-78091, 333-40854, 333-51946, 333-98207 and 333-113901) on Form S-3 and (Nos. 333-75055, 333-28683, 333-75057, 333-75059 and 033-66622) on Form S-8 of Host Hotels & Resorts, Inc. of our report dated March 3, 2006, except as to notes 1, 10, 12, 16, and 19, which are as of September 22, 2006, with respect to the consolidated balance sheets of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule of real estate and accumulated depreciation, which report appears in the current report on Form 8-K of Host Hotels & Resorts, Inc. dated October 16, 2006.

Our report refers to the adoption by Host Hotels & Resorts, Inc. of Financial Accounting Standards Board Interpretation No. 46 (R) Consolidation of Variable Interest Entities in 2004.

/s/ KPMG LLP

McLean, Virginia

October 16, 2006